As filed with the Securities and Exchange Commission on January 28, 2014

Registration No. 333-193099

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-1/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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SMTP, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7331	05-0502529
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Tara Boulevard, Suite 200 Nashua, NH 03062 877-705-9362 Ext. 205
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan M. Strimling Chief Executive Officer SMTP, Inc. 1 Tara Boulevard, Suite 200 Nashua, NH 03062 877-705-9362
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David M. Bovi, Esq. David M. Bovi, P.A. 319 Clematis Street, Suite 700 West Palm Beach, Florida 33401 Telephone: 561) 655-0665 Facsimile: (561) 655-0693	Gregory Sichenzia, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Telephone: (212) 930-9700 Facsimile: (212) 930-9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share (2) (3)	$5,750,000	$741
Representative’s Common Stock Purchase Warrant	—		(4)
Shares of Common Stock underlying Representative’s Common Stock Purchase Warrant (2)(5)	$312,500	$41
Total Registration Fee	$6,062,500	$782	*

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(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Includes shares the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of $312,500, or 125% of $250,000.

*	Previously paid.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 is being filed for the purpose of filing Exhibits 5.1, 23.2 and 24.1. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Part II of the Registration Statement other than with respect to Items 13 and 16.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee:

SEC registration fee	$788
FINRA filing fee	3,500
NASDAQ listing fee	50,000
Blue sky qualification fees and expenses	15,000
Legal fees and expenses	60,000
Accounting fees and expenses	5,000
Transfer agent and registrar’s fees and expenses	2,500
Printing and engraving expenses	5,000
Miscellaneous expense	3,500
Total	$145,288

Item 14.

Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Article VI of our certificate of incorporation, as amended (the “Charter”), provides that no director of our Company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article VI of the Charter further provides that any repeal or modification of such article by our stockholders or amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Article IX of our by-laws (the “By-Laws”), provides that that our Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of our Company) by reason of the fact that he is or was a director, officer, employee or agent of our Company, or is or was serving at the request of our Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines, amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if he acted in good faith in a manner he reasonably believed to be in, or not opposed to the best interests of our Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The indemnification provided by our Company’s bylaws are in addition to the indemnification rights provided pursuant to the Delaware General Corporation Law, and are not exclusive of any other rights to which any person seeking indemnification may he entitled.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.

Recent Sales of Unregistered Securities.

Our Company has issued the following securities during the past three (3) years without registering the securities under the Securities Act, giving pro forma effect to the 1-for-5 reverse stock split of our outstanding common stock:

Securities issued for cash

Date	Security

May 2012	Common Stock – 160,000 shares of common stock at $3.125 per share for aggregate proceeds of $500,000 pursuant to a warrant exercise.

May 2012	Common Stock – 25,150 shares of common stock at $1.25 per share for aggregate proceeds of $31,438 pursuant to option exercises.

October 2012	Common Stock – 12,000 shares of common stock at $1.25 per share for aggregate proceeds of $15,000 pursuant to an option exercise.

June 2013	Common Stock – 16,000 shares of common stock at $1.25 per share for aggregate proceeds of $20,000 pursuant to an option exercise.

Securities issued pursuant to merger

Date	Security

November 2010	Common Stock – 2,688,000 shares of common stock in exchange for 100 shares of predecessor corporation.

Securities issued for services

Date	Security

March 2011	Warrant – right to buy 160,000 shares of common stock at $3.125 per share per share for consulting services.

June 2011	Common stock - 300 shares of common stock for $2,850 in consulting services.

October 2012	Warrant – right to buy 90,973 shares of common stock at $4.90 per share for consulting services.

March 2013	Common stock – 3,774 shares of common stock for $25,000 in consulting services.

March 2013	Common stock – 9,000 shares of common stock for $55,800 in consulting services.

April 2013	Common stock – 1,776 shares of common stock for $10,000 in board member services.

July 2013	Common stock – 14,083 shares of common stock for $75,000 in consulting services.

August 2013	Warrant - right to buy 30,000 shares of common stock at $5.00 per share for professional services.

August 2013	Common stock – 992 shares of common stock for $5,000 in board member services.

November 2013	Common stock – 956 shares of common stock for $5,000 in board member services.

Securities issued pursuant to our Employee Stock Plan

Date	Security

November 2010	Stock options – right to buy 192,000 shares of common stock at $1.25 per share.

January 2011	Stock options – right to buy 76,800 shares of common stock at $1.25 per share.

January 2012	Stock options – right to buy 106,600 shares of common stock at $7.95 per share.

October 2012	Stock options – right to buy 202,000 shares of common stock at $4.95 per share.

August 2013	Stock options – right to buy 298,690 shares of common stock at $5.00 per share.

September 2013	Stock options – right to buy 25,000 shares of common stock at $5.15 per share.

September 2013	Stock options – right to buy 30,000 shares of common stock at $5.55 per share.

January 2014	Stock options – right to buy 76,000 shares of common stock at $7.50 per share.

No underwriters were utilized and no commissions or fees were paid with respect to any of the above transactions. These persons were the only offerees in connection with these transactions. We relied on Section 4(2) and 701 of the Securities Act since the transactions did not involve any public offering.

Item 16.

Exhibits Index.

The listed exhibits are filed with this Registration Statement:

Exhibit Number	Title of Document	Location
1.1	Form of Underwriting Agreement	Incorporated by reference to our Registration Statement on Form S-1 filed on January 23, 2014
3.1	Certificate of Incorporation	Incorporated by reference to our Registration Statement on Form S-1 filed on December 2, 2010
3.2	Amendment to Certificate of Incorporation	Incorporated by reference to our Form 8-K filed on December 17, 2013
3.3	Bylaws	Incorporated by reference to our Registration Statement on Form S-1 filed on December 2, 2010
3.4	Plan of Merger	Incorporated by reference to our Registration Statement on Form S-1 filed on December 2, 2010
4.1	Form of Representative's Warrant Agreement	Incorporated by reference to Exhibit 1.1 Filed herewith
5.1	Opinion Regarding Legality	Filed herewith
10.1	2010 Employee Stock Plan	Incorporated by reference to our Registration Statement on Form S-1 filed on December 2, 2010
10.2	Public Financial Services, LLC Agreement	Incorporated by reference to our Registration Statement on Form S-1 filed on December 2, 2010
10.3	Employment Agreement –Richard T. Harrison	Incorporated by reference to our Form 8-K filed on June 18, 2012
10.4	Employment Agreement –Jonathan M. Strimling	Incorporated by reference to our Form 8-K filed on August 20, 2013
10.5	Employment Agreement –Yvonne Gaudette	Incorporated by reference to our Form 8-K filed on September 24, 2013
10.6	Employment Agreement – Paul D. Parisi	Incorporated by reference to our Form 8-K filed on September 30, 2013
10.7	Professional Services Agreement - inSegment	Incorporated by reference to our Form 8-K filed on October 23, 2012
10.8	Addendum to Professional Services Agreement - inSegment	Incorporated by reference to our Form 10-Q filed on May 14, 2013
10.9	Second Addendum to Professional Services Agreement - inSegment	Incorporated by reference to our Form S-1 filed on December 26, 2013
10.10	Advisors Agreement - Bowen	Incorporated by reference to our Form 8-K filed on November 1, 2012
10.11	Asset Purchase Agreement - Octeth	Incorporated by reference to our Form 8-K filed on January 10, 2013
10.12	Investment Agreement - Dutchess Opportunity Fund, II, LP	Incorporated by reference to our Form 8-K filed on May 24, 2013
10.13	Registration Rights Agreement - Dutchess Opportunity Fund, II, LP	Incorporated by reference to our Form 8-K filed on May 24, 2013
10.14	Marketing Agreement - Greenway	Incorporated by reference to our Form 8-K filed on May 31, 2013
14.1	Code of Ethics and Business Standards	Incorporated by reference to our Form 8-K filed on January 14, 2014
23.1	Consent of McConnell & Jones LLP	Incorporated by reference to our Registration Statement on Form S-1 filed on January 23, 2014
23.2	Consent of Counsel	Included in Exhibit 5.1
24.1	Power of Attorney	Filed herewith
101.1	XBRL	Incorporated by reference to our Registration Statement on Form S-1 filed on January 23, 2014

Item 17.

Undertakings.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

i.

for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

ii.

for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashua, State of New Hampshire, on January 28, 2014.

SMTP, Inc.

By:	/s/ Jonathan M. Strimling
Jonathan M. Strimling
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan M. Strimling	Chief Executive Officer (Principal Executive Officer), Director	January 28, 2014
Jonathan M. Strimling

/s/ Lewis W. Moorehead	Chief Financial Officer (Principal Financial Officer)	January 28, 2014
Lewis W. Moorehead

/s/ Alena Chuprakova	Controller and Treasurer	January 28, 2014
Alena Chuprakova

/s/ Semyon Dukach	Chair of the Board of Directors	January 28, 2014
Semyon Dukach

/s/ Vadim Yasinovsky	Director	January 28, 2014
Vadim Yasinovsky

/s/ Rens Troost	Director	January 28, 2014
Rens Troost

/s/ David A. Buckel	Director	January 28, 2014
David A. Buckel